Exhibit 99.1

News Release

Graham Corporation    20 Florence Avenue    Batavia, NY 14020

IMMEDIATE RELEASE

Graham Corporation Reports Revenue of $28.3 million

and EPS of $0.38 in Fiscal 2014 First Quarter

•	First quarter revenue was $28.3 million, an increase of 25% over the prior-year period

•	Orders for this year’s first quarter were $32.8 million, approximately half of which came from the North American petrochemical market; Backlog at quarter end increased to $90.4 million

•	Operating margin was 20% in the first quarter, up from 10% in last year’s first quarter

•	First quarter diluted earnings per share were $0.38, compared with $0.14 in the first quarter of fiscal 2013

•	Fiscal 2014 outlook reaffirmed; Sales expected to be in the range of $100 million to $115 million with gross margin in the range of 29% to 31%

BATAVIA, NY, July 25, 2013 – Graham Corporation (NYSE MKT: GHM), a global business that designs, manufactures and sells critical equipment for the oil refining, petrochemical and power industries, including the supply of components and raw materials to nuclear energy facilities, today reported its financial results for its first quarter ended June 30, 2013. Graham’s current fiscal year (“fiscal 2014”) ends March 31, 2014.

Net sales in the first quarter of fiscal 2014 were $28.3 million, up 25.4% from net sales of $22.5 million in the first quarter of the fiscal year ended March 31, 2013 (“fiscal 2013”), with the increase driven primarily by the global petroleum refining sector. Higher volume and improved margins drove net income to $3.8 million, or $0.38 per diluted share, compared with $1.4 million, or $0.14 per diluted share, in the prior-year’s first quarter.

Mr. James R. Lines, Graham’s President and Chief Executive Officer, commented, “We have begun fiscal 2014 with solid execution on our large projects, complemented by a higher level of short cycle sales. Quality projects, favorable project mix and volume drove our bottom line expansion.”

Increased Global Refining Shipments Drove Improved Revenue in First Quarter

International sales, representing 47% of this quarter’s consolidated revenue, increased by 34%, or $3.3 million, to $13.3 million in the fiscal 2014 first quarter compared with the same prior-year period, when it was 44% of that period’s consolidated revenue. The increased sales were driven by the China refining market. First quarter sales to the U.S. market were $15.0 million, up $2.4 million, or 19%, compared with $12.6 million in the same prior-year period, with the increase driven by the U.S. refining market.

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Graham Corporation Reports Revenue of $28.3 million and EPS of $0.38 in Fiscal 2014 First Quarter

July 25, 2013

First Quarter Fiscal 2014 Compared with Fiscal 2013 Sales by Industry

($ in millions)

	1Q FY2014	% of Total	1Q FY2013	$ Change	% Change
Refining	$12.6	45%	$5.2	$7.4	142%
Chemical/Petrochemical	$4.6	16%	$5.6	$(1.0)	(18)%
Power (incl. Nuclear)	$7.7	27%	$5.2	$2.5	48%
Other Commercial and Industrial (incl. NNPP*)	$3.4	12%	$6.5	$(3.1)	(48)%

Total	$28.3	100%	$22.5	$5.8	26%

*	Naval Nuclear Propulsion Program

Refining industry sales more than doubled in the first quarter of fiscal 2014 compared with the prior-year period on higher demand for Graham’s engineered-to-order products, primarily in China for investment in new capacity and in the U.S. from replacement parts and revamp investment. Sales to the power market increased nearly 50%, reflecting advancement of projects in backlog for new build nuclear facilities. Decreased sales to the chemical/petrochemical market and to other commercial and industrial markets were mostly associated with project timing.

Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter-to-quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which it believes are more apparent on a trailing one to two year basis.

First Quarter Operating Performance

Gross profit was $10.0 million, or 35.4% of sales, in the first quarter of fiscal 2014 compared with $6.2 million, or 27.7% of sales, in the same period of the prior fiscal year. The improvements in gross profit and margin were the result of both higher volume and sales of short cycle products and the quality of the projects converted from backlog. Gross profit in the trailing fourth quarter of fiscal 2013 was $10.5 million, or 34.1% of sales. The improvement in gross margin in the first quarter of fiscal 2014 compared with the trailing fourth quarter of fiscal 2013 was primarily due to improved production cost absorption during the fiscal 2014 first quarter.

Mr. Jeffrey F. Glajch, Graham’s Vice President - Finance and Chief Financial Officer, commented, “We had a very good mix of projects and flow of orders through our operations in the first quarter, which drove strong gross margins. Nevertheless, as we look at our near-term pipeline and the backlog we have to convert within this fiscal year, we expect the timing of backlog conversion and a significant level of required outsourcing will cause margins to moderate over the next several quarters. We are maintaining the range of our gross margin guidance.”

Selling, general and administrative (“SG&A”) expenses in the first quarter of fiscal 2014 were $4.4 million, up 7.8% from $4.1 million in the same prior-year period. SG&A as a percent of sales was 15.6% in the first quarter of fiscal 2014 compared with 18.1% in the same prior-year period, with the improvement due to higher sales volume and the relative fixed nature of most of the SG&A expenses.

Operating profit in the first quarter of fiscal 2014 was $5.6 million, or 19.9% of sales, compared with $2.2 million, or 9.6% of sales, in the first quarter of fiscal 2013.

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) was $6.2 million, or 21.8% of sales, in the first quarter of fiscal 2014 compared with $2.7 million, or 11.9% of sales, in the same period of the prior fiscal year. Graham believes that when used in conjunction with

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Graham Corporation Reports Revenue of $28.3 million and EPS of $0.38 in Fiscal 2014 First Quarter

July 25, 2013

measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance. Graham’s credit facility also contains ratios based on EBITDA. See the attached tables for additional important disclosures regarding Graham’s use of EBITDA as well as a reconciliation of net income to EBITDA.

Graham’s effective tax rate for the first quarter of fiscal 2014 was 32.2%, which compares with 33.3% in the same prior-year period.

Strong Balance Sheet with No Debt

Cash, cash equivalents and investments at June 30, 2013 increased to $53.2 million compared with $51.7 million at March 31, 2013. When compared with June 30, 2012, cash, cash equivalents and investments were up by $6.6 million from $46.6 million.

Cash flow provided by operations in the first quarter of fiscal 2014 was $2.0 million compared with $5.5 million in the first quarter of fiscal 2013. The decrease in cash provided by operations in the first quarter of fiscal 2014 was primarily related to higher levels of accounts receivable in the first quarter of fiscal 2014, driven by the timing of progress payments and higher sales, partially offset by higher net income, lower inventory and higher customer deposits.

Capital expenditures were $0.3 million in the first quarter of fiscal 2014, approximately the same as the first quarter of fiscal 2013. Capital expenditures in fiscal 2014 are expected to be in the range of $3.5 million to $4.5 million. The Company may exceed this range subject to market conditions.

Graham had neither borrowings outstanding under its credit facility nor any long-term debt at June 30, 2013.

Strong Pipeline of Opportunities and Increasing Bid Activity

Orders during the first quarter of fiscal 2014 were $32.8 million, up 66% from $19.7 million in the first quarter of fiscal 2013. When compared with the trailing fourth quarter of 2013, orders were up 27% from $25.9 million. Compared with the same prior-year period, orders from the chemical/petrochemical market increased by $14.3 million to $19.3 million, and other industrial and commercial markets were up by $3.7 million to $6.5 million, while refining market orders decreased by $3.6 million to $3.8 million and orders from the power market were down by $1.3 million to $3.2 million.

Approximately 50% of the first quarter’s orders were received in the latter half of June 2013, most of which will be manufactured concurrently in the latter half of fiscal 2014 and into the first quarter of fiscal 2015. The high concentration of U.S. orders was heavily influenced by the expansion of the petrochemical industry. The Company received two orders for two new U.S.-based ethylene facilities and four orders for U.S.-based fertilizer plants, of which two are for new capacity and two are expansions of existing facilities. There were also two methanol facilities located in the U.S. which ordered Graham equipment.

Mr. Lines noted, “Although we achieved the level of orders we had anticipated for the quarter, they came in an unusual burst in a very short period of time at the end of the quarter. We expect this was driven by the need to be first to market with capacity in the chemical/petrochemical industry. While this is likely a strong validation of the recovery of the U.S. petrochemical industry, we expect continued fluctuations in order flow.”

Orders from U.S. customers represented 87%, or $28.6 million, of total orders during the first quarter of fiscal 2014, while orders from international markets accounted for $4.2 million of total orders. While the first quarter had a strong predominance of domestic orders, it is premature to suggest a trend or shift toward the U.S. market. However, it is possible that in fiscal 2014 Graham could see a heavier weighting of domestic orders than was experienced during the past few years.

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Graham Corporation Reports Revenue of $28.3 million and EPS of $0.38 in Fiscal 2014 First Quarter

July 25, 2013

Graham expects that orders will continue to be variable between quarters, but that in the long-run orders will be relatively balanced between domestic and international markets.

Graham’s backlog was $90.4 million at June 30, 2013 compared with $85.8 million at March 31, 2013 and $92.0 million at June 30, 2012. Approximately 28% of projects in backlog as of the end of the first quarter were for refinery projects, 24% were for chemical and petrochemical projects, and 19% were for power projects, including nuclear. All other industries served by Graham accounted for 29% of backlog.

Approximately 70% to 75% of orders currently in backlog are expected to be converted to sales within the next 12 months. Graham had no projects on hold in backlog as of June 30, 2013.

Mr. Lines concluded, “Our pipeline remains full and steady with considerable global bidding activity of high quality projects. As the current fiscal year continues to unfold, we anticipate a more global mix of orders than we realized in this quarter. Although we still see this as the early stages of the recovery in our markets, we believe as the recovery evolves our pre-investment in our operations and engineering personnel has us well positioned for measurable growth.”

Graham expects sales will be in a range of $100 million to $115 million in fiscal 2014. Gross margin for fiscal 2014 is expected to be between 29% and 31%, as backlog is expected to continue to reflect moderate recovery levels of its end markets. SG&A expense is expected to be between 15% and 16% of sales for fiscal 2014. Graham expects its fiscal 2014 full year tax rate to be between 33% and 34%.

Webcast and Conference Call

Graham management will host a conference call and live webcast today at 2:00 p.m. Eastern Time to review Graham’s financial condition and operating results for its first quarter of fiscal 2014, as well as its strategy and outlook. The review will be accompanied by a slide presentation which will be made available immediately prior to the conference call on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.” A question-and-answer session will follow the formal presentation.

Graham’s conference call can be accessed by calling (201) 689-8560. Alternatively, the webcast can be monitored on Graham’s website at www.graham-mfg.com.

To listen to the archived call, dial (858) 384-5517, and enter replay pin number 417127. A telephonic replay will be available from approximately 5:00 p.m. Eastern Time on the day of call through Thursday, August 1, 2013. A transcript of the call will be placed on Graham’s website, once available.

ABOUT GRAHAM CORPORATION

With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of custom-engineered ejectors, pumps, condensers, vacuum systems and heat exchangers. For more than 75 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are energy, including oil and gas refining and nuclear and other power generation, chemical/petrochemical and other process industries. In addition, Graham’s equipment can be found in diverse applications, such as metal refining, pulp and paper processing, shipbuilding, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning, and in nuclear power installations, both inside the reactor vessel and outside the containment vessel.

Graham Corporation’s subsidiary Energy Steel & Supply Co. is a leading code fabrication and specialty machining company dedicated exclusively to the nuclear power industry.

Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

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Graham Corporation Reports Revenue of $28.3 million and EPS of $0.38 in Fiscal 2014 First Quarter

July 25, 2013

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “typically,” “anticipates,” “believes,” “appears,” “could,” “plan,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, the expected performance of Energy Steel & Supply Co, expected expansion and growth opportunities within the domestic and international nuclear power generation markets, anticipated revenue, the timing of conversion of backlog to sales, market presence, profit margins, tax rates, foreign sales operations, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which it operates, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, and its acquisition strategy are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information contact:

Jeffrey F. Glajch, Vice President - Finance and CFO	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908
Email: jglajch@graham-mfg.com	Email: dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Graham Corporation Reports Revenue of $28.3 million and EPS of $0.38 in Fiscal 2014 First Quarter

July 25, 2013

Graham Corporation First Quarter Fiscal 2014

Consolidated Statements of Operations—Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended
	June 30,		%
	2013	2012	Change
Net sales	$28,256	$22,533	25.4%
Cost of products sold	18,241	16,297	11.9%

Gross profit	10,015	6,236	60.6%
Gross profit margin	35.4%	27.7%
Other expenses and income:
Selling, general and administrative	4,346	4,028	7.9%
Selling, general and administrative - amortization	57	56	1.8%

	4,403	4,084	7.8%
Operating profit	5,612	2,152	106.8%
Operating profit margin	19.9%	9.6%
Interest income	(11)	(11)	—
Interest expense	5	80	(93.8)%

Income before provision for income taxes	5,618	2,083	169.7%
Provision for income taxes	1,810	693	161.2%

Net income	3,808	1,390	174.0%
Per share data
Basic:
Net income	$0.38	$0.14	171.4%

Diluted:
Net income	$0.38	$0.14	171.4%

Weighted average common shares outstanding:
Basic	10,057	10,002
Diluted	10,086	10,028
Dividends declared per share	$0.03	$0.02	50.0%

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Graham Corporation Reports Revenue of $28.3 million and EPS of $0.38 in Fiscal 2014 First Quarter

July 25, 2013

Graham Corporation First Quarter Fiscal 2014

Consolidated Balance Sheets—Unaudited

(Amounts in thousands, except per share data)

	June 30,	March 31,
	2013	2013
Assets
Current assets:
Cash and cash equivalents	$25,693	$24,194
Investments	27,499	27,498
Trade accounts receivable, net of allowances ($37 and $33 at June 30 and March 31, 2013, respectively)	17,236	9,440
Unbilled revenue	10,128	13,113
Inventories	9,518	11,171
Prepaid expenses and other current assets	1,421	783
Income taxes receivable	1,007	2,635
Deferred income tax asset	126	69

Total current assets	92,628	88,903
Property, plant and equipment, net	13,100	13,288
Prepaid pension asset	2,547	2,349
Goodwill	6,938	6,938
Permits	10,300	10,300
Other intangible assets, net	4,743	4,788
Other assets	11	167

Total assets	$130,267	$126,733

Liabilities and stockholders’ equity
Current liabilities:
Current portion of capital lease obligations	$86	$87
Accounts payable	7,714	9,429
Accrued compensation	4,574	5,018
Accrued expenses and other current liabilities	3,727	3,051
Customer deposits	7,801	6,919
Deferred income tax liability	374	373

Total current liabilities	24,276	24,877
Capital lease obligations	107	127
Accrued compensation	314	308
Deferred income tax liability	7,298	7,131
Accrued pension liability	238	227
Accrued postretirement benefits	932	923
Other long-term liabilities	147	145

Total liabilities	33,312	33,738

Stockholders’ equity:
Preferred stock, $1.00 par value - Authorized, 500 shares
Common stock, $0.10 par value - Authorized, 25,500 shares Issued, 10,361 and 10,331 shares at June 30 and March 31, 2013, respectively	1,036	1,033
Capital in excess of par value	18,896	18,596
Retained earnings	88,139	84,632
Accumulated other comprehensive loss	(7,883)	(8,033)
Treasury stock, 327 and 327 shares at June 30 and March 31, 2013, respectively	(3,233)	(3,233)

Total stockholders’ equity	96,955	92,995

Total liabilities and stockholders’ equity	$130,267	$126,733

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Graham Corporation Reports Revenue of $28.3 million and EPS of $0.38 in Fiscal 2014 First Quarter

July 25, 2013

Graham Corporation First Quarter Fiscal 2014

Consolidated Statements of Cash Flows—Unaudited

(Amounts in thousands)

	Three Months Ended
	June 30,
	2013	2012
Operating activities:
Net income	$3,808	$1,390
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	493	464
Amortization	57	56
Amortization of unrecognized prior service cost and actuarial losses	221	222
Discount accretion on investments	(3)	(2)
Stock-based compensation expense	195	171
Loss on disposal or sale of property, plant and equipment	—	3
Deferred income taxes	183	(99)
(Increase) decrease in operating assets:
Accounts receivable	(7,900)	2,039
Unbilled revenue	2,992	5,012
Inventories	1,843	(580)
Prepaid expenses and other current and non-current assets	(645)	(95)
Prepaid pension asset	(198)	(192)
Increase (decrease) in operating liabilities:
Accounts payable	(1,731)	(340)
Accrued compensation, accrued expenses and other current and non-current liabilities	234	(274)
Customer deposits	797	(3,087)
Income taxes payable/receivable	1,628	783
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	26	6

Net cash provided by operating activities	2,000	5,477

Investing activities:
Purchase of property, plant and equipment	(295)	(300)
Purchase of investments	(22,999)	(20,996)
Redemption of investments at maturity	23,000	15,000

Net cash used by investing activities	(294)	(6,296)

Financing activities:
Principal repayments on capital lease obligations	(21)	(21)
Issuance of common stock	48	—
Dividends paid	(301)	(200)
Excess tax benefit (deficiency) on stock awards	61	(11)

Net cash used by financing activities	(213)	(232)

Effect of exchange rate changes on cash	6	(11)

Net increase (decrease) in cash and cash equivalents	1,499	(1,062)
Cash and cash equivalents at beginning of year	24,194	25,189

Cash and cash equivalents at end of year	$25,693	$24,127

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Graham Corporation Reports Revenue of $28.3 million and EPS of $0.38 in Fiscal 2014 First Quarter

July 25, 2013

Graham Corporation First Quarter Fiscal 2014

EBITDA Reconciliation—Unaudited

(Amounts in thousands)

	Three Months Ended June 30,
	2013	2012
Net income	$3,808	$1,390
+Net interest expense	(6)	69
+Income taxes	1,810	693
+Depreciation & amortization	550	520

EBITDA	$6,162	$2,672

EBITDA Margin %	21.8%	11.9%

EBITDA is defined as consolidated net income before interest expense and income, income taxes, and depreciation and amortization. EBITDA is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as EBITDA is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand of operating performance. Graham’s credit facility also contains ratios based on EBITDA. Because EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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Graham Corporation Reports Revenue of $28.3 million and EPS of $0.38 in Fiscal 2014 First Quarter

July 25, 2013

Graham Corporation First Quarter Fiscal 2014

Additional Information—Unaudited

ORDER & BACKLOG TREND
($ in millions)

	Q113	Q213	Q313	Q413	FY2013	Q114
	6/30/12	9/30/12	12/31/12	3/31/13	Total	6/30/13
Orders	$19.7	$25.6	$24.6	$25.9	$95.8	$32.8
Backlog	$92.0	$91.8	$90.7	$85.8	$85.8	$90.4

SALES BY INDUSTRY FY 2014

($ in millions)

FY 2014	Q1 6/30/13	% of Total
Refining	$12.6	45%
Chemical/ Petrochemical	$4.6	16%
Power	$7.7	27%
Other Commercial and Industrial	$3.4	12%
Total	$28.3

SALES BY INDUSTRY FY 2013
($ in millions)

FY 2013	Q1 6/30/12	% of Total	Q2 9/30/12	% of Total	Q3 12/31/12	% of Total	Q4 3/31/13	% of Total	FY2013	% of Total
Refining	$5.2	23%	$5.8	22%	$10.9	43%	$13.7	44%	$35.6	34%
Chemical/ Petrochemical	$5.6	25%	$8.3	32%	$6.5	25%	$4.9	16%	$25.3	24%
Power	$5.2	23%	$6.7	26%	$4.1	16%	$7.3	24%	$23.3	22%
Other Commercial and Industrial	$6.5	29%	$5.1	20%	$4.1	16%	$5.0	16%	$20.8	20%
Total	$22.5		$25.9		$25.6		$30.9		$105.0

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Graham Corporation Reports Revenue of $28.3 million and EPS of $0.38 in Fiscal 2014 First Quarter

July 25, 2013

Graham Corporation First Quarter Fiscal 2014

Additional Information—Unaudited

(Continued)

SALES BY REGION FY 2014
($ in millions)

FY 2014	Q1 6/30/13	% of Total
United States	$15.0	53%
Middle East	$1.5	5%
Asia	$6.5	23%
Other	$5.3	19%
Total	$28.3

SALES BY REGION FY 2013
($ in millions)

FY 2013	Q1 6/30/12	% of Total	Q2 9/30/12	% of Total	Q3 12/31/12	% of Total	Q4 3/31/13	% of Total	FY2013	% of Total
United States	$12.6	56%	$15.3	59%	$11.4	45%	$16.4	53%	$55.7	53%
Middle East	$1.5	6%	$3.0	12%	$6.9	27%	$3.4	11%	$14.8	14%
Asia	$2.7	12%	$2.7	10%	$5.4	21%	$6.3	20%	$17.1	16%
Other	$5.8	26%	$4.9	19%	$1.9	7%	$4.8	16%	$17.4	17%
Total	$22.6		$25.9		$25.6		$30.9		$105.0

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